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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Komag, Incorporated:

We consent to incorporation by reference in the registration statement dated November 8, 2002 on Form S-8 of Komag, Incorporated of our report dated January 22, 2002, except as to Note 21 which is as of June 30, 2002, relating to the consolidated balance sheet of Komag, Incorporated and subsidiaries as of December 30, 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, and our report on the related financial statement schedule, which reports appear in the registration statement on Form S-1, as amended, (SEC File No. 333-98785) filed under the Securities Act of 1933, as amended, in the form declared effective on October 8, 2002, of Komag, Incorporated.

Our report dated January 22, 2002, except as to Note 21 which is as of June 30, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about the Company's ability to continue as a going concern. In addition, Komag, Incorporated filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the Code) in the United States Bankruptcy Court on August 24, 2001, and reorganized under the provisions of the Code effective June 30, 2002. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of these uncertainties.

       /S/ KPMG LLP

Mountain View, California
November 8, 2002